Exhibit 2.1

UNIT TRANSFER AGREEMENT

THIS UNIT TRANSFER AGREEMENT (this “Agreement”) is made as of February 4, 2019, by and among Eliem Therapeutics, Inc., a Delaware corporation (“Eliem”), RA Capital Healthcare Fund, L.P., a Delaware limited partnership (“RA Healthcare”), Blackwell Partners LLC – Series A, a Delaware limited liability company (“Blackwell Series A” and together with RA Healthcare, the “NeoKera Members”), and RA Capital Management, LLC, a Delaware limited liability company, in its capacity as the manager of NeoKera (in such capacity, the “Manager”).

WHEREAS, the NeoKera Members desire to sell, assign, transfer, and deliver to Eliem, and Eliem desires to purchase from the NeoKera Members, all of the issued and outstanding units of NeoKera, LLC, a Delaware limited liability company (“NeoKera”), held by the NeoKera Members (the “NeoKera Units”), and, in consideration for such sale and purchase of the NeoKera Units, Eliem is willing to issue to each NeoKera Member the number of shares of Eliem’s common stock, $0.0001 par value per share (the “Eliem Common Stock”), set forth next to such NeoKera Member’s name under the caption “Eliem Shares” on Exhibit A hereto, all subject to, and upon, the terms and conditions set forth in this Agreement (the “NeoKera Unit Transfer”);

WHEREAS, simultaneously with the execution and delivery of this Agreement by the NeoKera Members, Eliem and the Manager, Eliem and Carnot LLC, a Delaware limited liability company (“Carnot”), are entering into an Asset Contribution Agreement (the “Carnot Contribution Agreement”) pursuant to which Carnot is agreeing to assign, transfer and contribute to Eliem certain assets of Carnot more specifically described in the Carnot Contribution Agreement (the “Carnot Contribution”) in consideration for Eliem’s agreement to issue to Carnot 3,500,000 shares of Eliem Common Stock (the “Carnot Contribution Consideration Shares”) at the closing of the Carnot Contribution;

WHEREAS, simultaneously with the execution and delivery of this Agreement, Eliem is entering into a Series A Preferred Stock Purchase Agreement (the “Series A Purchase Agreement”) with the persons set forth on Exhibit A thereto (the “Purchasers”) pursuant to which Eliem is agreeing to sell and issue to the Purchasers 4,080,000 shares of Series A Preferred Stock, $0.0001 par value per share (the “Eliem Preferred Stock”), for an aggregate purchase price of $12,240,000; and

WHEREAS, the NeoKera Members, the Purchasers, Carnot, and Eliem intend the Carnot Contribution, the NeoKera Unit Transfer, and the financing pursuant to the Series A Purchase Agreement to be tax-free transactions under Section 351 of the Internal Revenue Code of 1986, as amended (the “Code”), and for this purpose the NeoKera Members, the Purchasers, Carnot, and Eliem have acknowledged and agreed that the NeoKera Members, the Purchasers, and Carnot are members of the same transferor group for purposes of Section 351 of the Code in connection with such transactions.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Exchange of Class A Units of NeoKera for Shares of Eliem Common Stock.

1.1 Agreement to Exchange.

(a) Subject to and upon the terms and conditions of this Agreement, at the Closing (as defined in Subsection 1.2 below), each NeoKera Member shall sell, assign and transfer to Eliem all of such NeoKera Member’s right, title and interest in and to the number of Class A Units of NeoKera (“Class A Units”) set forth opposite such NeoKera Member’s name under the heading “Class A Units of NeoKera” on Schedule 1 to this Agreement, free and clear of all liens, pledges, charges, security interests, mortgages, encumbrances, title retention agreements, options, or other adverse claims thereto, and, for and in consideration and exchange therefor, Eliem shall sell and issue to such NeoKera Member the number of shares of Eliem Common Stock set forth opposite such NeoKera Member’s name under the heading “Eliem Shares” on Exhibit A to this Agreement.

(b) The number of Class A Units that each NeoKera Member is agreeing to sell, assign and transfer to Eliem pursuant to this Agreement constitutes on the date of this Agreement, and will constitute at the Closing, all of the Class A Units and other units of membership interest in NeoKera owned or held by such NeoKera Member. The Class A Units to be sold, assigned and transferred by the NeoKera Members to Eliem pursuant to this Agreement shall be referred to in this Agreement as the “Transferred NeoKera Units.” The Transferred NeoKera Units shall have the rights, powers, preferences, privileges, restrictions and other terms and conditions applicable to Class A Units in general, as set forth in the NeoKera Limited Liability Company Agreement (as defined in Section 2 below).

(c) The shares of Eliem Common Stock to be sold and issued by Eliem to the NeoKera Members pursuant to this Agreement shall constitute newly-issued shares of Eliem Common Stock and shall be referred to in this Agreement as the “Eliem Shares.” The Eliem Shares shall have the rights, powers, preferences, privileges, restrictions and other terms and conditions applicable to Eliem Common Stock in general, as set forth in the Certificate of Incorporation of Eliem, as amended and in effect from time to time.

1.2 Closing; Delivery.

The closing of the sale, assignment and transfer of the Transferred NeoKera Units and the sale and issuance of the Eliem Shares pursuant to Subsection 1.1 shall take place remotely via the exchange of documents and signatures, either (a) at 10:00 a.m. local time on the date of this Agreement or (b) at such other time and place as Eliem and the NeoKera Members mutually agree upon, orally or in writing (the “Closing”). At the Closing, (i) each NeoKera Member shall execute and deliver to Eliem an instrument of assignment, in form and substance reasonably satisfactory to such NeoKera Member and Eliem, pursuant to which such NeoKera Member shall sell, assign and transfer to Eliem the number of Transferred NeoKera Units that such NeoKera Member has agreed to sell, assign and transfer to Eliem pursuant to this Agreement, (ii) the NeoKera Members, Eliem and the Manager shall duly execute and deliver to each other Amendment No. 3 to Limited Liability Company Agreement, substantially in the form attached hereto as Exhibit A (the “NeoKera LLC Agreement Amendment”), (iii) Eliem shall deliver to each NeoKera Member a stock certificate, registered in the name of such NeoKera Member, representing the number of Eliem Shares that Eliem has agreed to sell and issue to such NeoKera Member pursuant to this Agreement, and (iv) each NeoKera Member shall execute and deliver to Eliem counterpart signature pages to each of (a) the Eliem Investor Rights Agreement, (b) the Eliem Right of First Refusal and Co-Sale Agreement, and (c) the Eliem Voting Agreement, in each case as an “Investor” thereunder.

1.3 Other Agreements that Pertain to the Sale and Assignment of the Transferred NeoKera Units.

(a) Each NeoKera Member hereby agrees to withdraw, effective as of the Closing, as a member of NeoKera without any further act or action by NeoKera, the Manager, any other member of NeoKera (including, without limitation, the other NeoKera Member) or Eliem being necessary or required to accomplish such withdrawal, other than the execution and delivery of the NeoKera LLC Agreement Amendment by the NeoKera Members, Eliem and the Manager. At the Closing, Eliem shall be admitted as a member of NeoKera in its capacity as a holder of the Transferred NeoKera Units. At Closing each NeoKera Member waives (and shall procure that each if its affiliates shall waive) all debts, liabilities and obligations existing at Closing (including debts, liabilities and obligations which may exist at Closing but which are unknown, unascertained and/or contingent) owed to it by NeoKera (in each case, save for any debt, liability or obligation transferred to Eliem in pursuance of this Agreement). Each NeoKera Member confirms that, as at Closing, neither it nor any of its affiliates has any right, title or interest in any of the intellectual property rights, know-how, data or other assets or interests owned, held, licensed to, or used by, NeoKera and, to the extent within the possession, custody or control of such NeoKera Member (or its affiliate) the same shall be return to NeoKera at Closing.

(b) Notwithstanding the withdrawal of the NeoKera Members as members of NeoKera and the sale, assignment and transfer of the Transferred NeoKera Units by the NeoKera Members to Eliem pursuant to this Agreement, no NeoKera Member shall be entitled to the return of any portion of any capital contribution, if any, previously made by such NeoKera Member to NeoKera or to the return of any portion of the positive balance, if any, of the capital account of such NeoKera Member in NeoKera. Upon consummation of the sale, assignment and transfer by the NeoKera Members of the Transferred NeoKera Units to Eliem pursuant to this Agreement, Eliem shall succeed to the aggregate capital contributions and the aggregate capital account balance of the NeoKera Members in NeoKera.

(c) The sale, assignment and transfer by the NeoKera Members of the Transferred NeoKera Units to Eliem pursuant to this Agreement and the other transactions contemplated under this Subsection 1.3 are hereby approved by the Manager.

(d) Each of NeoKera, the Manager and the NeoKera Members hereby agree to waive any provisions of the NeoKera Limited Liability Company Agreement, including, without limitation, the provisions of Sections 11.1, 11.2 or 11.3 of the NeoKera Limited Liability Company Agreement, to the extent that any such provisions prohibit, prevent, preclude or impose any limitations or approval requirements on the sale, assignment and transfer of the Transferred NeoKera Units to Eliem pursuant to this Agreement or the withdrawal of the NeoKera Members as members of NeoKera pursuant to Subsection 1.3(a) above.

2. Defined Terms Used in this Agreement. In addition to the terms defined above, the following terms used in this Agreement shall be construed to have the meanings set forth or referenced below.

“Eliem Investors’ Rights Agreement” means that certain Investors’ Rights Agreement, dated of even date herewith, by and among Eliem and the stockholders of Eliem party thereto.

“Eliem Right of First Refusal and Co-Sale Agreement” means that certain Right of First Refusal and Co-Sale Agreement, dated of even date herewith, by and among Eliem and the stockholders of Eliem party thereto.

“Eliem Voting Agreement” means that certain Voting Agreement, dated of even date herewith, by and among Eliem and the stockholders of Eliem party thereto.

“Exploit” means to make, have made, import, use, sell, offer for sale, and otherwise dispose of, including to develop, register, modify, enhance, improve, manufacture, have manufactured, store, formulate, optimize, export, transport, distribute, commercialize, promote, market, have sold and otherwise dispose of or otherwise exploit. “Exploitation” shall be construed accordingly.

“GLP” or “Good Laboratory Practices” means all applicable Good Laboratory Practice standards, including, as applicable, (a) as set forth in the then-current good laboratory practice standards promulgated or endorsed by the United States Food and Drug Administration as defined in Title 21, Part 58 of the U.S. Code of Federal Regulations, and (b) the equivalent laws in any relevant country, each as may be amended and applicable from time to time.

“Intellectual Property” or “IP” means all patents (including any patent disclosures and all related continuation, continuation in part, divisional, reissue, reexamination, utility model, renewals, extensions, certificate of invention and design patents), patent applications and registrations (including any applications for registration), registered and unregistered trademarks, trademark applications, registered and unregistered service marks, service mark applications, tradenames, copyrights, software and computer algorithms, inventions, know-how, trade secrets, confidential information, database rights and rights in data, domain names, mask works, information and proprietary rights and processes, similar or other intellectual property rights and industrial property rights, subject matter of any of the foregoing, tangible embodiments of any of the foregoing, rights under licenses in, to and under any of the foregoing, and the right to make applications for any of the foregoing, extensions and renewals thereof, and all rights of a similar nature, in each case anywhere in the world.

“Material Adverse Effect” means a material adverse effect on the business, assets (including intangible assets), liabilities, financial condition, property, prospects or results of operations of NeoKera or Eliem, as applicable.

“NeoKera Limited Liability Company Agreement” means that certain Limited Liability Company Agreement, dated as of October 15, 2015, as amended by that certain Amendment to Limited Liability Company Agreement, dated as of March 2, 2016, and by that certain Amendment No. 2 to Limited Liability Company Agreement, dated as of November 1, 2018.

“Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity.

“Records” means all data, files, documents and records (in whatever media, including electronically stored information) owned or held by NeoKera on the date of this Agreement including, without limitation, all laboratory notebooks, patent prosecution records, materials or correspondence, regulatory filings (together with all draft filings and all data and other information collated or held in connection with any anticipated regulatory filing), records or correspondence, regulatory approvals, manufacturing records, reports or correspondence, and pre-clinical and clinical study results and reports (including any the foregoing held by others on behalf of NeoKera).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Transaction Agreements” means, collectively, this Agreement, the NeoKera Limited Liability Company Agreement as amended by the NeoKera LLC Agreement Amendment, the Eliem Investors’ Rights Agreement, the Eliem Right of First Refusal and Co-Sale Agreement, and the Eliem Voting Agreement.

“Units” means, collectively, units of membership interests of NeoKera of any class or series.

3. Representations and Warranties of the NeoKera Members. Each of the NeoKera Members, severally and not jointly, hereby represents and warrants to Eliem as of the date of this Agreement and as of the date of the Closing, as follows:

3.1 Organization, Good Standing, Limited Liability Company Power and Qualification. NeoKera is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware and has all requisite limited liability company power and authority to carry on its business as presently conducted and as proposed to be conducted. NeoKera is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a Material Adverse Effect.

3.2 Consideration. The consideration to be received by each of the NeoKera Members under this Agreement constitutes fair consideration and reasonable value for the NeoKera Units to be transferred thereby pursuant to this Agreement. Each NeoKera Member is (a) able to pay its debts as they become due, and (b) solvent and will be solvent immediately following closing of the transactions contemplated by this Agreement. The NeoKera Member is not engaged in any business or transaction, and it is not about to engage in any business or transaction, for which its remaining assets and capital are or will be insufficient. The NeoKera Member does not intend to incur, or believe that it will incur, liabilities and obligations that would be beyond its ability to discharge the same in full. The NeoKera Member has not entered into this Agreement for the purpose of hindering, delaying or defrauding its creditors.

3.3 Capitalization. Immediately prior to the Closing, there are no Units outstanding other than the Transferred NeoKera Units and no person has any option, warrant, convertible loan or other right to acquire any right, title or interest in any unit, other owner ship interest or security of NeoKera.

3.4 Subsidiaries. NeoKera does not currently own or control, directly or indirectly, any interest in any other corporation, partnership, trust, joint venture, limited liability company, association, or other business entity. NeoKera is not a participant in any joint venture, partnership or similar arrangement.

3.5 Authorization. Such NeoKera Member has full power and authority to enter into the Transaction Agreements and perform its obligations under the Transaction Agreements. The Transaction Agreements, when executed and delivered by such NeoKera Member, will constitute valid and legally binding obligations of such NeoKera Member, enforceable in accordance with their terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, and any other laws of general application affecting enforcement of creditors’ rights generally, and as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

3.6 Consents and Non-Contravention. No consent, approval, or authorization of or registration, designation, declaration, or filing with any governmental authority, or any other person or entity is required on the part of such NeoKera Member in connection with this Agreement, the other Transaction Agreements, or any of the other transactions contemplated hereby or thereby. The execution, delivery and performance of this Agreement by such NeoKera Member and the consummation by such NeoKera Member of any of the transactions contemplated under this Agreement or any of the other Transaction Agreements will not violate any provision of its constitutive documents, as applicable.

3.7 Title to Units, Liens, etc. Such NeoKera Member has record and beneficial ownership of the Transferred NeoKera Units that such NeoKera Member is agreeing to sell, assign and transfer to Eliem pursuant to this Agreement, free and clear of any mortgage, lien, pledge, charge, security interest, encumbrance, title retention agreement, option, or other adverse claim thereto.

3.8 Purchase Entirely for Own Account. Such NeoKera Member hereby confirms that the Eliem Shares to be acquired by such NeoKera Member will be acquired for investment for such NeoKera Member’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that such NeoKera Member has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, such NeoKera Member further represents that such NeoKera Member does not presently have any contract, undertaking, agreement or arrangement with any Person to sell, transfer or grant participations to such Person or to any third Person, with respect to any of the Eliem Common Stock. Such NeoKera Member has not been formed for the specific purpose of acquiring any of the Eliem Common Stock.

3.9 Disclosure of Information. Such NeoKera Member has had an opportunity to discuss Eliem’s business, management, financial affairs and the terms and conditions of the offering of the Eliem Common Stock with Eliem’s management. The foregoing, however, does not limit or modify the representations and warranties of Eliem in Section 4 of this Agreement or the right of such NeoKera Member to rely thereon.

3.10 Restricted Securities. Such NeoKera Member understands that the Eliem Shares have not been, and will not be, registered under the Securities Act, by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of such NeoKera Member’s representations as expressed herein. Such NeoKera Member understands that the Eliem Shares are “restricted securities” under applicable U.S. federal and state securities laws and that, pursuant to these laws, such NeoKera Member must hold the shares of Eliem Common Stock purchased by it indefinitely unless they are registered with the Securities and Exchange Commission and qualified by state authorities, or an exemption from such registration and qualification requirements is available. Such NeoKera Member acknowledges that Eliem has no obligation to register or qualify the Eliem Shares for resale. Such NeoKera Member further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements, including, but not limited to, the time and manner of sale, the holding period for the Eliem Shares, and on requirements relating to Eliem which are outside of such NeoKera Member’s control, and which Eliem is under no obligation and may not be able to satisfy.

3.11 No Public Market. Such NeoKera Member understands that no public market now exists for the Eliem Common Stock, and that Eliem has made no assurances that a public market will ever exist for the Eliem Common Stock.

3.12 Accredited Investor. Such NeoKera Member is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

3.13 No General Solicitation. Neither such NeoKera Member, nor any of its officers, directors, employees, agents, stockholders or partners, has either directly or indirectly, including through a broker or finder (a) engaged in any general solicitation, or (b) published any advertisement in connection with the offer and sale of the Eliem Common Stock.

3.14 Exculpation Among Purchasers. Such NeoKera Member acknowledges that it is not relying upon any Person, other than Eliem and its officers and directors, in making its investment or decision to invest in Eliem. Such NeoKera Member agrees that neither the other NeoKera Member nor the controlling Persons, officers, directors, partners, agents, or employees of such other NeoKera Member shall be liable to such NeoKera Member for any action heretofore taken or omitted to be taken by any of them in connection with the purchase of the Eliem Shares.

3.15 Principal Office. The office or offices of such NeoKera Member’s principal place of business is identified in the address or addresses of such NeoKera Member set forth on Exhibit A.

3.16 Assets and liabilities.

(a) No Material Assets. Save for NeoKera IP (as defined below) and Records (as defined below), NeoKera has no material assets.

(b) No Material Liabilities. NeoKera has no liabilities or obligations, whether accrued, fixed, absolute, contingent, known, unknown, determined, determinable or otherwise (and whether due or to become due) other than those which: (i) are immaterial; or (ii) arise under the terms of material agreements, contracts and arrangements to which NeoKera is subject. NeoKera has complied in all material respects with those laws applicable to it, its business and its assets and interests.

4. Representations and Warranties of Eliem. Eliem hereby represents and warrants to the NeoKera Members, as of the date of this Agreement and as of the date of the Closing, as follows:

4.1 Organization, Good Standing, Corporate Power and Qualification. Eliem is a corporation duly formed, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to carry on its business as presently conducted and as proposed to be conducted. Eliem is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a Material Adverse Effect.

4.2 Consents and Non-Contravention. No consent, approval, or authorization of or registration, designation, declaration, or filing with any U.S. governmental authority, federal or other, or any other person or entity is required on the part of Eliem in connection with this Agreement, any of the other Transaction Agreements or any of the transactions contemplated hereby or thereby. The execution, delivery and performance of this Agreement or any of the other Transaction Agreements and the consummation by Eliem of such transactions will not violate any provision of Eliem’s Certificate of Incorporation or By-laws, in each case as in effect immediately prior to this Agreement.

4.3 Capitalization. The authorized capital stock of Eliem consists of 10,500,000 shares of Common Stock, 4,652,297 of which are issued and outstanding immediately prior to the Closing, and 5,434,167 shares of Eliem Preferred Stock, none of which are issued and outstanding immediately prior to the Closing. The rights, preferences, privileges and restrictions of the Eliem Common Stock are as stated in the Certificate of Incorporation of Eliem.

4.4 Authorization. Eliem has full corporate power and authority to enter into the Transaction Agreements and perform its obligations under the Transaction Agreements. All corporate action on the part of Eliem necessary for the execution and delivery by Eliem of the Transaction Agreements and the performance of all obligations of Eliem under the Transaction Agreements has been taken or will be taken prior to the Closing. This Agreement and, when executed and delivered by Eliem, the other Transaction Agreements, shall constitute valid and legally binding obligations of Eliem, enforceable against Eliem in accordance with their respective terms except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally or (b) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

4.5 Valid Issuance of Shares. The Eliem Shares, when issued, sold and delivered in accordance with the terms and for the consideration set forth in this Agreement, will be validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under the Transaction Agreements, applicable state and federal securities laws and liens or encumbrances created by or imposed by a NeoKera Member. Assuming the accuracy of the representations of the NeoKera Members in Section 3 of this Agreement and, the Shares will be issued in compliance with all applicable federal and state securities laws.

5. Conditions to the NeoKera Members’ Obligations at Closing. The obligation of each NeoKera Member to sell, assign and transfer at the Closing the Transferred NeoKera Units that such NeoKera Member is agreeing to sell, assign and transfer pursuant to this Agreement is subject to the fulfillment, on or before the Closing, of each of the following conditions, unless otherwise waived in accordance with the provisions of this Agreement:

5.1 Representations and Warranties. The representations and warranties of Eliem contained in Section 4 shall be true and correct in all respects at and as of the date hereof and at and as of the Closing as though made at and as of the Closing.

5.2 Performance. Eliem shall have performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by Eliem on or before the Closing.

5.3 Compliance Certificate. The President and Chief Executive Officer of Eliem shall deliver, at the Closing, to the NeoKera Members a certificate certifying that the conditions specified in Subsections 5.1 and 5.2 have been fulfilled.

5.4 Qualifications. All authorizations, approvals or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful sale, assignment and transfer of the Transferred NeoKera Units and the lawful issuance and sale of the Eliem Shares pursuant to this Agreement shall be obtained and effective as of the Closing.

5.5 Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated at the Closing and all documents incident thereto shall be reasonably satisfactory in form and substance to each NeoKera Member, and each NeoKera Member (or its counsel) shall have received all such counterpart original and certified or other copies of such documents as reasonably requested. Such documents may include good standing certificates.

5.6 Performance by other NeoKera Members. At the Closing, the other NeoKera Member shall have sold, assigned and transferred to Eliem the Transferred NeoKera Units that such other NeoKera Member is agreeing to sell, assign and transfer to Eliem pursuant to this Agreement, and, in exchange therefor, Eliem shall have sold and issued to such other NeoKera Member the number of Eliem Shares set forth opposite such other NeoKera Member’s name under the caption “Eliem Shares” on Exhibit A, and such other NeoKera Member otherwise shall have complied with the terms of this Agreement with respect to the Closing, subject only to the inter-conditionality of this provision in respect of such other NeoKera member.

6. Conditions of Eliem’s Obligations at Closing. The obligation of Eliem to sell and issue Eliem Shares at the Closing to each NeoKera Member pursuant to this Agreement is subject to the fulfillment, on or before the Closing, of each of the following conditions, unless otherwise waived in accordance with the provisions of this Agreement:

6.1 Representations and Warranties. The representations and warranties of each NeoKera Member contained in Section 3 shall be true and correct in all respects at and as of the date hereof and at and as of the Closing as though made at and as of the Closing.

6.2 Performance. Such NeoKera Member shall have performed and complied with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by such NeoKera Member on or before the Closing.

6.3 Compliance Certificate. Each NeoKera Member shall deliver, at the Closing, to Eliem a certificate certifying that the conditions specified in Subsections 6.1 and 6.2 have been fulfilled.

6.4 Qualifications. All authorizations, approvals or permits, if any, of any governmental authority or regulatory body of the United States or of any state that are required in connection with the lawful sale, assignment and transfer of the Transferred NeoKera Units and the lawful issuance and sale of the Eliem Shares pursuant to this Agreement shall be obtained and effective as of the Closing.

6.5 Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated at the Closing and all documents incident thereto shall be reasonably satisfactory in form and substance to Eliem, and Eliem (or its counsel) shall have received all such counterpart original and certified or other copies of such documents as reasonably requested. Such documents may include good standing certificates.

7. Miscellaneous.

7.1 Survival of Warranties. The representations and warranties of Eliem and the NeoKera Members contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Closing and shall in no way be affected by any investigation or knowledge of the subject matter thereof made by or on behalf of the Eliem or the NeoKera Members.

7.2 Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

7.3 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law.

7.4 Counterparts; Facsimile. This Agreement may be executed and delivered by facsimile signature and in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

7.5 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

7.6 Notices. All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given upon the earlier of actual receipt or: (a) personal delivery to the party to be notified, (b) when sent, if sent by electronic mail or facsimile during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) business day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt. All communications shall be sent to Eliem or NeoKera at c/o RA Capital, 20 Park Plaza, Boston, MA 02116 or to the NeoKera Members at their respective addresses as set forth on Exhibit A, or to such e-mail address, facsimile number or address as subsequently modified by written notice given in accordance with this Subsection 7.6. If notice is given to Eliem, a copy shall also be given to Morgan, Lewis & Bockius LLP, One Federal Street, Boston, MA 02110, Attn: Julio E. Vega.

7.7 No Finder’s Fees. Each party represents that it neither is nor will be obligated for any finder’s fee or commission in connection with this transaction. Each NeoKera Member agrees to indemnify and to hold harmless Eliem from any liability for any commission or compensation in the nature of a finder’s or broker’s fee arising out of this transaction (and the costs and expenses of defending against such liability or asserted liability) for which each NeoKera Member or any of its officers, employees, or representatives is responsible. Eliem agrees to indemnify and hold harmless each NeoKera Member from any liability for any commission or compensation in the nature of a finder’s or broker’s fee arising out of this transaction (and the costs and expenses of defending against such liability or asserted liability) for which Eliem or any of its officers, employees or representatives is responsible.

7.8 Amendments and Waivers. Except to the extent otherwise provided elsewhere in this Agreement, any term of this Agreement may be amended, terminated or waived only with the written consent of Eliem and the NeoKera Members. Any amendment or waiver effected in accordance with this Subsection 7.8 shall be binding upon Eliem and the NeoKera Members, and each of their respective successors and assigns.

7.9 Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

7.10 Entire Agreement. This Agreement (including the Exhibits hereto) and the other Transaction Agreements constitute the full and entire understanding and agreement between the parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the parties are expressly canceled.

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IN WITNESS WHEREOF, the parties have executed this Unit Transfer Agreement as of the date first written above.

ELIEM:

ELIEM THERAPEUTICS, INC.

By:	/s/ Andrew Levin
Name:	Andrew Levin
Title:	Chief Executive Officer

NEOKERA MEMBERS:

RA CAPITAL HEALTHCARE FUND, L.P.

By: RA Capital Management, LLC, its General Partner

By:
Name:
Title:	Authorized Signatory

BLACKWELL PARTNERS LLC — SERIES A

By:
Name:
Title:	Authorized Signatory

By:
Name:
Title:	Authorized Signatory

[Eliem / NeoKera – Signature Page to Unit Transfer Agreement]

IN WITNESS WHEREOF, the parties have executed this Unit Transfer Agreement as of the date first written above.

ELIEM:

ELIEM THERAPEUTICS, INC.

By:
Name:	Andrew Levin
Title:	Chief Executive Officer

NEOKERA MEMBERS:

RA CAPITAL HEALTHCARE FUND, L.P.

By: RA Capital Management, LLC, its General Partner

By:	/s/ James Schneider
Name:	James Schneider
Title:	Authorized Signatory

BLACKWELL PARTNERS LLC — SERIES A

By:
Name:
Title:	Authorized Signatory

By:
Name:
Title:	Authorized Signatory

[Eliem / NeoKera – Signature Page to Unit Transfer Agreement]

IN WITNESS WHEREOF, the parties have executed this Unit Transfer Agreement as of the date first written above.

ELIEM:

ELIEM THERAPEUTICS, INC.

By:
Name:	Andrew Levin
Title:	Chief Executive Officer

NEOKERA MEMBERS:

RA CAPITAL HEALTHCARE FUND, L.P.

By: RA Capital Management, LLC, its General Partner

By:
Name:	James Schneider
Title:	Authorized Signatory

BLACKWELL PARTNERS LLC — SERIES A

By:	/s/ Justin B. Nixon
Name:	Justin B. Nixon
Title:	Authorized Signatory

By:	/s/ Jannine M. Lall
Name:	Jannine M. Lall
Title:	Head of Finance & Controller DUMAC, Inc., Authorized Signatory

[Eliem / NeoKera – Signature Page to Unit Transfer Agreement]

MANAGER:

RA CAPITAL MANAGEMENT, LLC.

By:	/s/ James Schneider
Name:	James Schneider
Title:	Authorized Signatory

[Eliem / NeoKera – Signature Page to Unit Transfer Agreement]

SCHEDULE 1

SCHEDULE OF NEOKERA MEMBERS

Purchaser	Class A Units of NeoKera	Eliem Shares
RA Capital Healthcare Fund, L.P.	136,000	136,000
Blackwell Partners LLC – Series A	30,667	30,667

TOTAL	166,667	166,667

EXHIBIT A

NEOKERA LLC AGREEMENT AMENDMENT